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                                    FORM 15
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


 Certification and Notice of Termination of Registration under Section 12(g) of the
                     Securities and Exchange Act of 1934 or
         Suspension of Duty to File Reports under Sections 13 and 15(d)
                     of the Securities Exchange Act of 1934


                                         Commission File Number: 0-21294
                                                                ---------

                                Aseco Corporation
              -----------------------------------------------------
             (Exact name of registrant as specified in its charter)

           500 Donald Lynch Boulevard, Marlboro, Massachusetts 01752
           ---------------------------------------------------------
              (Address, including zip code, and telephone number,
                including area code, of registrant's principal
                               executive office)

                         Common Stock, $0.01 par value
                         -----------------------------
            (Title of each class of securities covered by this Form)


                                      None
                         ------------------------------
             (Title of all other classes of securities for which a
           duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)   [X]    Rule 12h-3(b)(1)(ii)    [ ]
     Rule 12g-4(a)(1)(ii)  [ ]    Rule 12h-3(b)(2)(i)     [ ]
     Rule 12g-4(a)(2)(i)   [ ]    Rule 12h-3(b)(2)(ii)    [ ]
     Rule 12g-4(a)(2)(ii)  [ ]    Rule 15d-6              [ ]
     Rule 12h-3(b)(1)(i)   [X]

Approximate number of holders of record as of the certification or notice date:  1
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     Pursuant to the requirements of the Securities Exchange Act of 1934, Aseco
Corporation has duly caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                    ASECO CORPORATION



                                    By: /s/ Sebastian J. Sicari
                                        ------------------------------
                                        Sebastian J. Sicari, President

Date:  January 31, 2000